Electronic Game Card Adds Seasoned Investment Industry Expert
to Its Board of Directors

NEW YORK, NY/LONDON - October 2, 2008 - Electronic Game Card, Inc. (OTCBB: EGMI) (“EGC”), announced today that it has confirmed the appointment of Paul D. Farrell to its Board of Directors. Mr. Farrell’s asset management experience spans 23 years, most recently as Managing Director, co-portfolio manager and chief operating officer of the Scout Fund Group of Pequot Capital Management, Electronic Game Card’s largest shareholder. Mr. Farrell joins the company’s Board at an ideal time as Electronic Game Card has completed a notable turnaround, achieving six consecutive quarters of profitable growth and is now poised with a new and highly experienced Board of Directors to lead the company into its next growth phase.

“Paul Farrell brings a wealth of knowledge and wisdom to Electronic Game Card and has a vested interest in contributing to the company’s success, having presided over a large holding of our company’s shares over the past several years,” commented Lord Steinberg, Executive Chairman of Electronic Game Card, Inc. “Our company has a solid financial foundation upon which we can build a rapidly developing revenue base. Paul’s understanding of successful emerging growth companies and the capital markets will be an invaluable component to our board as we execute our strategy to elevate Electronic Game Card to the next level.”

Mr. Farrell joined Pequot Capital Management, a multi-billion investment adviser, in 2001. For seven years Mr. Farrell was a key member of Pequot’s Scout Fund Group, most recently co-manager and chief operating officer of the fund. Concurrent with his portfolio responsibilities at Pequot Capital Management, Mr. Farrell was one of seven members on the executive committee overseeing firm-wide investment strategy, operations and recruiting, and served as interim chief investment officer of Pequot Emerging Managers Fund, as well as a member of several internal investment committees. Previously, Mr. Farrell spent 13 years with Goldman Sachs, first as co-founder and manager of the Emerging Growth Research Group and then with Goldman Sachs Asset Management as chief investment officer of the firm’s US Value Equities division and as co-manager of the Capital Growth Fund and senior manager of the Small Cap Value Fund. Earlier in his career, Mr. Farrell was a partner with WR Capital Partners, LLC, a hybrid public and private equity partnership; managing director of Plaza Investments, an investment subsidiary of Geico Corp.; and a research analyst for consumer and cyclical stocks at Fred Alger Management. Mr. Farrell is currently on the Board of privately-held, New York based Kleinfeld Bridal and not-for-profit Gary Klinsky Childen’s Centers. Mr. Farrell has previously served on several public and private company boards.

Mr. Farrell received his B.A., magna cum laude and M.A. in Economics from Yale University. Mr. Farrell is also a Certified Financial Analyst charter holder.

Commenting on his appointment to Electronic Game Card’s Board of Directors, Mr. Farrell, said, “We spent a considerable amount of time analyzing EGC and its market and were enthusiastic about the company’s potential. Its patented technology is unique and addresses a large and diverse market. Today, with an enterprise value of approximately $35 million addressing a multi-billion dollar market opportunity with a proprietary product that generates approximately 70% gross margins and a solid balance sheet, with little competition, I continue to see considerable potential in the company. I look forward to contribute where possible to help EGC continue to build on its achievements.”

Contact:
Yvonne L. Zappulla
Managing Director
Grannus Financial Advisors, Inc.
Call 212-681-4108 or e-mail yvonne@grannusfinancial.com
or
Roger Holdom
Electronic Game Card, Inc.
Call +44 207 451 2480 or e-mail investor.relations@electronicgamecard.com

About Electronic Game Card. Inc.
Electronic Game Card Inc., (OTCBB: EGMI), develops, produces and markets innovative games to the promotional industry worldwide, toys and games, casinos and lottery. The Company’s lead product is the EGC Electronic GameCard™, a unique credit card-sized pocket game combining patent-pending proprietary technology of interactive capability with “instant win” excitement. The "EGC Electronic GameCard™" can be programmed to suit a variety of gaming and promotion applications.

EGMI's client base is across the $100 billion global market of, sales promotion, gaming and casinos, Indian gaming and state and national lotteries markets. EGMI develops sales and marketing relationships with agents and distributors globally and currently has agents and distributors in North America, United Kingdom, Ireland, Mexico, Italy, Sweden, Norway, Denmark, Finland, South Africa Australia, New Zealand and Japan.

For further information please visit www.electronicgamecard.com

February 2008, Electronic GameCard™ received Gaming Laboratory International approval for security and product robustness. In July 2005, the Public Gaming Research Institute (PGRI) named the Electronic GameCard™ as a 2005 Lottery Product of the Year.

Certain statements in this news release may constitute “forward-looking” statements within the meaning of section 21E of the Securities and Exchange Act of 1934. The Company believes that its expectations, as expressed in these statements are based on reasonable assumptions regarding the risks and uncertainties inherent in achieving those expectations. These statements are not, however, guarantees of future performance and actual results may differ materially. Risk factors are listed in the most recent Annual Report on Form 10-KSB and Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission.